Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings : EURO STOXX 50 ® Index (ticker: “ SX5E ”) and Russell 2000 ® Index (ticker: “ RTY ”) Pricing date: July 8, 2022 Valuation dates: July 11, 2023 and July 8, 2024 (the “final valuation date”) Maturity date: July 11, 2024 Automatic early redemption: If, on the valuation date prior to the final valuation date, the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the premium Premium: 25.00% CUSIP / ISIN: 17330PJ75 / US17330PJ753 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return : For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Return amount: $1,000 × the underlying return of the worst performing underlying on the final valuation date × the upside participation rate Upside participation rate: 125% Payment at maturity (if not autocalled): • If the final underlying value of the worst performer on the final valuation date is greater than or equal to its initial underlying value: $1,000 + the return amount • If the final underlying value of the worst performer on the final valuation date is less than its initial underlying value: $1,000 + ($1,000 × the underlying return of the worst performer on the final valuation date) If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its initial underlying value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per note Pricing supplement: Preliminary Pricing Supplement dated June 22, 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Securities Linked to the Worst of SX5E and RTY Valuation Date Prior to the Final Valuation Date on which Worst Performer Exceeds Initial Underlying Value Premium Hypothetical Payment upon Automatic Early Redemption July 11, 2023 25.00% $1,250.00 If, on the valuation date prior to the final valuation date, the closing value of the worst performer on that valuation date is greater than or equal to its initial underlying value, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date. Hypothetical Payment per Security upon Automatic Early Redemption Hypothetical Payment at Maturity* * If not automatically redeemed prior to maturity

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its initial underlying value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performer has declined from its initial underlying value. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings . • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The EURO STOXX 50 ® Index is subject to risks associated with non - U.S. markets. • The performance of the EURO STOXX 50 ® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.